EXHIBIT 4
                           DOLLAR GENERAL CORPORATION
                              MASTER PLAN DOCUMENT

                 FOR THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                       AND THE COMPENSATION DEFERRAL PLAN

                                    ARTICLE I

                          Purpose and Adoption of Plans

         1.1 "Introduction" Dollar General Corporation (the "Company") previously established and currently maintains the Dollar General Corporation Supplemental Executive Retirement Plan (the "SERP") and the Dollar General Corporation Compensation Deferral Plan (the "CDP") as separate plan documents. The purpose of this document is to amend and restate both the SERP and the CDP effective as of January 1, 2000 so that such plans are combined into one master plan document as of such date. An employee may be designated for participation in one or both of the Plans, according to their terms.

         1.2 "Adoption of SERP" The provisions of the restated and continued SERP shall apply to an Employee who is actively employed by the Company or Subsidiary on or after January 1, 2000, which is the date that this restated and continued Plan becomes operative. An Employee on severance pay shall not be considered to be actively employed by the Company or Subsidiary. The rights and benefits, if any, of an Employee whose employment terminated before such date shall be determined in accordance with the provisions of the SERP that were in effect on the date that such employment was terminated.

         1.3 "Adoption of CDP" The provisions of the restated and continued CDP shall apply to an Employee who is actively employed by the Company or Subsidiary on or after January 1, 2000, which is the date that this restated and continued Plan becomes operative. An Employee on severance pay shall not be considered to be actively employed by the Company or Subsidiary. The rights and benefits, if any, of an Employee whose employment terminated before such date shall be determined in accordance with the provisions of the CDP that were in effect on the date that such employment was terminated.

         1.4 "Purpose of SERP" The SERP is designed to permit a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and the Subsidiaries additional benefits and in such amounts as the Company shall determine in its sole discretion. Employees who previously participated in the SERP shall be credited with an initial benefit under the SERP equal to the present value of their benefit under the SERP as of December 31, 1999. Such present value of each Participant's benefit shall be credited to that Participant's SERP Account described in Section 2.1 hereof as of January 1, 2000.

         1.5 "Purpose of CDP" The CDP is designed to permit a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of the Company and the Subsidiaries to elect to defer a portion of their CDP Compensation until their death, disability, retirement or termination of employment with the Company or the Subsidiaries.

                                   ARTICLE II

                                   Definitions

         For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context. The words in the masculine gender shall include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular. 2.1 "Accounts" shall mean the accounts established and maintained by the Plan Committee for bookkeeping purposes to reflect the interest of a Participant in the Plans. The Accounts shall be bookkeeping entries only and shall be utilized solely as devices for the measurement and determination of the amounts to be paid to a Participant or Beneficiary under the Plans.

                  (a) CDP Accounts shall consist of the Participant's Automatic Contribution Account, Company Match Account and the Optional Deferral Account.

                  (b) SERP Account shall mean the account established and maintained by the Plan Committee for bookkeeping purposes to reflect the interest of a Participant in the SERP.

         2.2 "Automatic Contribution Account" shall mean the CDP Account of a Participant that is maintained to reflect the automatic two percent (2%)
contribution of any Eligible Compensation in excess of the Code Section 401(a)(17) limit and earnings thereon.

         2.3 "Beneficiary" shall mean any person, estate, trust, or organization entitled to receive any payment under the Plans upon the death of a Participant. The Participant shall designate his beneficiary on a form provided by the Plan Committee.

         2.4 "Board" shall mean the Board of Directors of the Company.

         2.5 "CDP Compensation" shall mean, with respect to each Participant, the taxable base wages and bonuses, as determined by the Plan Committee plus amounts contributed by the Company or a Subsidiary as salary deferral contributions pursuant to the Participant's exercise of his deferral option made in accordance with Section 401(k) of the Code, amounts contributed by the Company or a Subsidiary to a cafeteria plan on behalf of the Participant pursuant to his salary reduction election under such Plan, and in accordance with Section 125 of the Code, amounts contributed by the Participant pursuant to his Deferral Election under the CDP to his Account and any other amounts contributed by the Participant on a pre-tax basis to any other employee retirement plan or arrangement whether qualified or non-qualified sponsored by the Company or a Subsidiary.

         2.6 "Change in Control" means the happening of any of the following:

                  (a) any person or entity, other than the Company, a wholly-owned subsidiary of the Company, or a benefit plan for employees of the Company or any trustee, agent or other fiduciary for any such plan acting in such person's capacity as such fiduciary, becoming the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities that may be cast for the election of directors;

                  (b) in connection with a cash tender, exchange offer, merger or other business combination, sale of assets or contested election, less than a majority of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors being held in aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

                  (c) during any period of two consecutive years, individuals who at the beginning of any such a period constitute the Board ceasing to constitute at least a majority thereof, unless the election of each director first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of the period.

         2.7 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.8 "Company" shall mean Dollar General Corporation, a Tennessee corporation with principal offices at Goodlettsville, Tennessee.

         2.9 "Company Match Account" shall mean the CDP Account of a Participant that is maintained to reflect any match contribution made by the Company.

         2.10 "Compensation Committee" shall mean the Corporate Governance and Compensation Committee of the Board of Directors.

         2.11 "Deferral Election" shall mean the Participant's written election under the CDP to defer a portion of his Eligible Compensation pursuant to
Article IV.

         2.12 "Effective Date" shall mean the January 1 next following or coinciding with the date on which an Employee is designated by the Plan Committee as eligible for the Plan.

         2.13 "Eligible Compensation"

                  (a) for the CDP, "Eligible Compensation" shall mean compensation which is determined by the Compensation Committee, or its assigns, to be base pay without regard to qualified plan limits under Code Section 401(a)(17).

                  (b) for the SERP, "Eligible Compensation" shall mean, with respect to each Participant, the Participant's taxable base wages and bonuses, amounts contributed by the Company to a cafeteria plan or 401(k) Plan on behalf of the Participant pursuant to his salary reduction or salary deferral agreement under such plans, and any other amounts contributed by the Participant on a pre-tax basis to any other employee retirement plan or arrangement (including the CDP) whether qualified or non-qualified.

         2.14 "Employee" shall mean any person who is actively employed by the Company.

         2.15 "Enrollment Date" shall mean January 1 of each Plan Year.

         2.16 "ERISA" shall mean Public Law 93-406, popularly known as the "Employee Retirement Income Security Act of 1974", as amended.

         2.17 "Exchange Act" means the Securities Exchange Act of 1934, as it may from time to time be amended or supplemented.

         2.18 "Investment Request" shall mean the Participant's written request to have his Account invested pursuant to Section 7.1 or Section 7.2.

         2.19 "Leave of Absence" shall mean a Participant's leave of absence from his employment on account of military service, Total and Permanent
Disability or any other reason and which is authorized in writing by the Company.

         2.20 "Optional Deferral Account" shall mean the CDP Account of a Participant that is maintained to reflect his deferred compensation and earnings thereon.

         2.21 "Participant"

                           (a) "SERP  Participant"  shall  mean an  Employee  or
                  former Employee of the Company who meets all conditions of eligibility under Article III.

                           (b) "CDP Participant" shall mean an Employee or former Employee of the Company who meets all conditions of eligibility under Article III and participates in the CDP in accordance with sections of Article IV.

         2.22 "Plan" shall mean, as applicable, the Dollar General Corporation Supplemental Executive Retirement Plan or the Dollar General Corporation Compensation Deferral Plan, as amended from time to time.

         2.23  "Plan  Committee"   shall  mean  the  Corporate   Governance  and
Compensation Committee unless and until they shall establish a separate Plan Committee to administer the Plan, as provided in Article X.

         2.24 "Plan Year" shall mean the twelve (12) month period commencing January 1st and ending on the last day of December next following.

         2.25   "Retirement   Eligibility"   shall  mean,   with  respect  to  a
Participant, the earlier of the Participant's attainment of age 50 or the date the Participant is credited with ten (10) Years of Service.

         2.26 "SERP Company Contribution" shall mean the amounts credited to a SERP Participant's Account under Article V of the Plan.

         2.27 "Subsidiary" shall mean any corporation, the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company.

         2.28 "Total and Permanent Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of continuous and indefinite duration. The permanence and degree of such impairment shall be supported by medical evidence but shall be determined in the sole discretion of the Plan Committee.

         2.29 "Years of Service" shall mean each one-year period of time, including time before the Participant's Effective Date, commencing on the date on which the Participant was first employed by the Company or a Subsidiary and each anniversary thereof during which he was actively employed by the Company or a Subsidiary or on a Leave of Absence for the entire year. The Plan Committee shall develop as necessary from time to time policies that address determination of Years of Service in the case of Participants who terminate employment and are later re-hired.

                                   ARTICLE III

                                   Eligibility

         3.1 "SERP Eligibility Rules" The Plan Committee shall establish, and amend as necessary, rules to determine which individuals or groups of employees shall be eligible to participate in the SERP.

         3.2 "CDP Eligibility Rules" The Plan Committee shall establish, and amend as necessary, rules to determine which individuals or groups of employees shall be eligible to participate in the CDP.

                                   ARTICLE IV

                       Deferral of Compensation under CDP

         4.1 "Compensation Which May Be Deferred" A CDP Participant may elect to defer from the CDP Compensation otherwise payable to him during each payroll period after his Effective Date:

                  (a) Any whole percentage from 1% to 100% of his base pay. Such amount(s) shall be credited to his Optional Deferral Account under the Plan.

                  (b) Any whole percentage from 1% to 100% of his bonus pay. Such amount(s) shall be credited to his Optional Deferral Account under the Plan.

         4.2 "Establishment of Optional Deferral Account" An Optional Deferral Account shall be established for each CDP Participant by the Plan Committee as of the Effective Date of such Participant's initial Deferral Election. The Participant's Optional Deferral Account shall be credited at least monthly with the CDP Compensation he has deferred under the Plan.

         4.3 "The Form of the Deferral Election" A Deferral Election shall be made in writing on a form prescribed by the Plan Committee. The Deferral Election shall state:

                  (a) That the Participant wishes to make an election to defer the receipt of a portion of his CDP Compensation which is considered by the Plan Committee to be base pay and/or bonus pay;

                  (b)  The  percentage  of  such  CDP   Compensation   which  is
         considered by the Plan Committee to be base pay and/or bonus pay to be deferred; and

                  (c) That the deferral is to retirement or a specified date no sooner than 5 years after the end of the year in which amounts are deferred.

         4.4 "Making and Modifications of Deferral Elections" The initial Deferral Election of a new CDP Participant shall be made by written notice signed by the Participant and delivered to the Plan Committee in a form acceptable to the Plan Committee, not later than thirty (30) days after the later of January 1, 2000 or the Employee's Effective Date. Any modification or revocation of the most recent Deferral Election shall be made by written notice signed by the Participant and delivered to the Plan Committee not later than the first (1st) day of the month prior to the next succeeding Plan Year (or such later date as the Plan Committee may determine) and shall be effective on the first day of such succeeding Plan Year. A Deferral Election with respect to the deferral of future CDP Compensation shall be an annual election for each Plan Year, unless the Plan Committee in its sole discretion waives this requirement with respect to any Participant. The termination of participation in the Plan shall not affect CDP Compensation previously deferred by a Participant under the Plan. At the time of the initial Deferral Election, the Participant shall elect the form of payment to be received pursuant to Sections 8.1 or 8.5 hereof. If the Participant elects an in-service distribution, the distribution shall be in the form of a lump sum. If the Participant elects to defer until the date of his Retirement Eligibility, the distribution shall be made in a form permitted under
Section 8.1. The initial Deferral Election with respect to the form of payments and the time for the commencement of payments shall govern the distribution of an account, except under Section 4.5 or 4.6.

         4.5 "Amending the Deferral Election to Defer In-Service Distributions" With the approval of the Plan Committee, a CDP Participant in-service may amend the timing and form of his in-service benefit distribution date on a form acceptable to the Plan Committee not prior to the 395th day nor later than the 365th day prior to the Participant's in-service distribution date in order to defer this payment to a year in the future or to defer this payment until termination of employment with the Company or a Subsidiary, actual retirement from the Company or a Subsidiary, or Total and Permanent Disability in accordance with the terms of the Plan applicable to the optional forms of benefit payments applicable as if the Participant had attained Retirement Eligibility. A CDP Participant may only make or change any annual in-service benefit distribution date or form in the Participant's Deferral Elections once, unless the Plan Committee in its sole discretion waives this rule with respect to the Participant.

         4.6 "Amending the Deferral Election to Change Form of Distribution at Retirement or Termination of Service" A CDP Participant may amend a prior Deferral Election on a form acceptable to the Plan Committee not later than the 365th day prior to the Participant's actual retirement from the Company or a Subsidiary, or termination of employment with the Company or a Subsidiary in order to change the form of the distribution of his Account in accordance with the terms of the Plan. Any such amended Deferral Election shall apply to all deferrals from all prior years which are payable at the Participant's retirement or termination of employment.

                                    ARTICLE V

                              Company Contributions

         5.1 "SERP Contributions" On December 31, the Plan Committee shall credit as a Company or Subsidiary contribution to the account of each SERP Participant such amounts as the Plan Committee may deem appropriate.

         By adopting this Plan the Company commits itself, and any Subsidiary by which a Participant is employed at the end of the calendar year, to reflect as a liability on its books the yearly Company contribution described above within 31 days of December 31 each year until this Plan is amended to change this provision of the Plan or the Plan is terminated. Eligible Compensation is used as the base to calculate contributions. The SERP Participant must be employed on the last day of the calendar year to be eligible for the Company contribution.

         5.2 "CDP Company Matching Contributions" By adopting the CDP the Company commits itself, and any Subsidiary by which the Participant is employed, to credit each calendar month, for each CDP Participant employed by the Company or a Subsidiary with respect to whom employer matching contributions are to be credited under the terms of the CDP, an amount equal to the following, but, except as provided in Section 5.3, only for each Participant who makes the maximum elective pre-tax deferral which is permitted under the terms of the Dollar General Corporation 401(k) Savings and Retirement Plan:

                  (a) Determine the maximum amount subject to a match under the CDP for such calendar month, which is the lesser of (i) six percent (6%) of the Participant's CDP Eligible Compensation for such month (but taking a maximum of $41,666.67 of Eligible Compensation for such month into account); or (ii) the Participant's Optional Deferrals under
         Section 4.1 of this Plan for such month;

                  (b) Apply to the amount determined under (a) immediately above the employer matching contribution percentage which applies for such month under the Dollar General Corporation 401(k) Savings and Retirement Plan; and

                  (c) Subtract from the amount determined under (b) immediately above the employer matching contribution actually allocated to the Participant for such month under the Dollar General Corporation 401(k) Savings and Retirement Plan, regardless of whether such match is forfeited or distributed under Code Section 401(m).

Such amount shall be credited to the CDP Participant's Company Match Account each month. The Plan Committee shall establish and maintain such an account with respect to each CDP Participant.

         5.3 "Special Rule for Participant who has not yet met waiting requirements to become a participant in the Dollar General Corporation 401(k) Savings and Retirement Plan." Notwithstanding Section 5.1 above, if for a given calendar month a Participant in the CDP has not yet met the waiting requirements to become a participant in the Dollar General 401(k) Savings and Retirement Plan, such Participant shall nevertheless be eligible to be credited with a company matching contribution under this Plan for such month.

In such event, the amount subtracted under Section 5.2(c) above shall be zero.

         5.4 "CDP Company Automatic Contributions" By adopting the CDP, the Company commits itself, and any Subsidiary by which the CDP Participant is employed, to credit an amount equal to two percent (2%) of each such CDP
Participant's CDP Eligible Compensation, if any, in excess of the limit of compensation that can be taken into account under Code Section 401(a)(17) until this provision of this Plan is amended or this Plan is terminated. Such amount shall be credited to the Participant's Automatic Contribution Account.

                                   ARTICLE VI

                                     Vesting

         6.1 "SERP Vesting" Company contributions credited under Section 5.1 shall be one hundred (100) percent vested at the earlier of the Participant's attainment of age 50 or the Participant's being credited with ten (10) or more Years of Service. However, until full one hundred (100) percent vesting occurs, the Participant will not have a vested interest in any percentage of his SERP Account. The Plan Committee shall have the discretion to accelerate the vesting of Company Contributions on an individual by individual basis for any reason at any time and from time to time.

         6.2 "CDP Vesting" Contributions to the CDP by Participants pursuant to Deferral Elections, along with earnings thereon, shall be fully vested at all times. The Company Match Account and the Automatic Contribution Account, along with earnings thereon, shall be fully vested at all times.

         6.3 "Full Vesting on Disability" Notwithstanding Section 6.1 or 6.2 hereof, each Participant who terminates his employment with the Company because of Total and Permanent Disability shall become fully vested as to all of his Accounts under the Plan.

         6.4 "Full Vesting on Death" Notwithstanding Section 6.1 or 6.2 hereof, if a Participant dies while employed by the Company, all of his Accounts under the Plan shall become fully vested.

         6.5 "Full Vesting on Change in Control"  Notwithstanding Section 6.1 or
6.2 hereof, in the event of a Change in Control, all Accounts of all Participants shall become fully vested.


                                   ARTICLE VII

                                   Investments

         7.1 "In General" The Accounts of each Participant shall be credited as of the last day of each calendar month with the deemed investment gains and losses based upon the Account value as of the first day of the calendar month or on such more frequent basis as determined by the Plan Committee. A Participant may request how his Accounts are deemed to be invested. The Investment Request shall be made in writing in accordance with procedures announced by the Plan Committee. The Investment Request made in accordance with this Article VII shall continue unless the Participant changes the Investment Request in accordance with the procedures announced by the Plan Committee. Investment Requests and changes thereto requested by the Participant shall be effective prospectively only, in accordance with procedures announced by the Plan Committee. The Plan Committee shall be authorized to permit more frequent changes in investment options to be effective on such dates as it shall specify. The Plan Committee shall consider an Investment Request, but is not obligated to follow such request.

         7.2 "Gains Invested in Same Option" Dividends, interest and other distributions credited with respect to any deemed investment shall be deemed to be invested in the same investment option.

         7.3 "Participant Reports on Account Values" At the end of each Plan Year (or on a more frequent basis as determined by the Plan Committee), a report shall be issued to each Participant who has an Account stating the value of such Account.

                                  ARTICLE VIII

                            Distribution of Accounts

         8.1 "Distribution on or After Retirement Eligibility" On or after the Participant's SERP or CDP Retirement Eligibility, as applicable, the Participant shall be entitled to receive the balance of his SERP or CDP Accounts, as applicable, in cash in one of the following forms:

                  (a) a lump sum;

                  (b) monthly  installments over a five (5), ten (10) or fifteen
         (15) year period; or

                  (c) a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a five (5), ten
         (10) or fifteen (15) year period;

as specified on the Participant's initial Deferral Election, unless the Participant has amended the distribution date or form pursuant to Sections 4.5 and 4.6 hereof, respectively. A lump sum distribution will be paid in lieu of installments if the total SERP and CDP Plan balances are $25,000 or less. If the Participant fails to specify a form of payment, his Accounts shall be distributed in a lump sum. If a Participant terminates employment prior to SERP or CDP Retirement Eligibility, as applicable, his Accounts, to the extent vested, shall be distributed in accordance with Section 8.5 hereof. The transfer by a Participant between the Company and a Subsidiary shall not be deemed to be a termination of employment with the Company.

         8.2 "Distribution on Participant's Death" Upon the death of a Participant or a former Participant prior to the complete distribution of his Accounts, the balance of his Accounts shall fully vest and shall be paid in lump sum to his Beneficiary within sixty (60) days following the close of the calendar quarter in which the Plan Committee is provided evidence of the Participant's death (or as soon as reasonably practicable thereafter). In the event a beneficiary designation is not on file or the Beneficiary is deceased or cannot be located, payment will be made to the estate of the Participant or former Participant. In the event of the death of a Participant subsequent to the commencement of installment payments but prior to the completion of the payments, the installment payments shall continue and shall be paid to the Beneficiary as if the Participant had not died; provided, however, if the Beneficiary is a trust or estate, the remaining benefits shall be paid in a lump sum.

         8.3 "Change of Beneficiary Permitted" The beneficiary designation may be changed by the Participant or former Participant at any time without the consent of the prior Beneficiary.

         8.4 "Distribution on Disability" Upon the Total and Permanent Disability of a Participant or former Participant, he shall be entitled to receive the balance of his Accounts in cash in a form permitted under Section
8.1 as specified on the Participant's initial enrollment form within sixty (60) days following the close of the calendar quarter in which the Plan Committee receives notification of the determination of disability by the Social Security Administration (or as soon as reasonably practicable thereafter).

         8.5 "Distribution Upon Termination Prior to Retirement Eligibility" If a Participant terminates employment prior to SERP or CDP Retirement Eligibility, as applicable, his vested Account balances will be paid in a lump sum distribution, or, at the discretion of the Plan Committee, according to the Participant's initial distribution election.

                                   ARTICLE IX

             Nature of Employer Obligation and Participant Interest

         9.1 "In General" A Participant, his Beneficiary, and any other person or persons having or claiming a right to payments under the Plan shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Plan shall be construed to give a Participant, Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specified assets, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future; but a Participant shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

         9.2 "Benefits Payable from General Assets of Company" All amounts paid under the Plan shall be pain in cash from the general assets of the Company. Benefits shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow accounting. Nothing contained in this Plan, and no action taken pursuant to its provision, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and an Employee, Beneficiary of an Employee or any other person. Neither the Employee, Beneficiary of an Employee nor any other person shall acquire any interest greater than that of an unsecured creditor.

         9.3 "Other Benefit Programs" Any benefits payable under the Plan shall be independent of, and in addition to, any other benefits or compensation of any sort, payable to or on behalf of the Participant under or pursuant to any other employee benefit program sponsored by the Company for its employees generally.

                                    ARTICLE X

                           Administration of the Plan

         10.1 "In General" The Plan Committee shall be responsible for the general administration of the Plan. The members of the Plan Committee shall be appointed by and may be removed by the Compensation Committee, in each case by written notice delivered to the Plan Committee member. The Plan Committee may select a chairman and may select a secretary (who may, but need not, be a member of the Plan Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Plan Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Plan Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of members. Meetings may be held electronically.

         10.2 "No Special Compensation for Committee" No member of the Plan Committee shall receive any compensation from the Plan for his service.

         10.3 "Powers of the Committee" The Plan Committee shall administer the Plan in accordance with its terms as interpreted by the Plan Committee and shall have all powers necessary to carry out the provisions of the Plan as interpreted by the Plan Committee. It shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. It shall determine the eligibility for benefits, the amount of any benefit due and the manner in which any benefit is to be paid by the Plan. It will construe the Plan, supplying any omissions, reconciling any differences and determining factual issues relating to the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.

         10.4 "Expenses of Committee Reimbursed" The Plan Committee shall be reimbursed by the Company for all reasonable expenses incurred by it in the fulfillment of its duties. Such expenses shall include any expenses incident to its functioning, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.

         10.5 "Appointment of Agents" The Plan Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary or other functions. The Plan Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including their respective fiduciary duties; provided, however, that any trustee appointed in connection with the Plan shall be appointed by and may be removed by the Compensation Committee rather than the Plan Committee. The Plan Committee shall review the work and performance of each such appointee, and shall have the right to remove any such appointee from his position at any time, with or without notice. Any person, group of persons or entity may serve in more than one fiduciary capacity.

         10.6 "Plan Accounting" The Plan Committee shall maintain accurate and detailed records and Accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such Accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board of Directors and by persons designated thereby.

         10.7 "Plan to Comply with Law" The Plan Committee shall take all steps necessary to ensure that the Plan complies with applicable laws at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants' records; withholding of applicable taxes and filing of all required tax forms and returns; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from the Company; and doing such other acts necessary for the administration of the Plan. The Plan Committee shall keep a record of all of its proceeding s and acts. and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan. The Plan Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.

         10.8  "Claims  and  Appeals  Procedures;   Consistent   Application  of
Procedures Required" Upon application for benefits made by a Participant or Beneficiary, the Plan Committee shall determine, no later than ninety (90) days after receipt of the claim, whether or not the benefits applied for shall be denied either in whole or in part and so notify the applicant in writing. If benefits applied for are denied either in whole or in part, the following provisions shall govern:

                  (a) Notice of Denial. The Plan Committee, upon its denial of a claim for benefits under the Plan, shall provide the applicant with the aforesaid written notice of such denial setting forth:

                           (i) the specific reason for the denial;

                           (ii) specific  reference to pertinent Plan provisions
                  upon which the denial is based;

                           (iii) a  description  of any  additional  material or
                  information  necessary  for the claimant to perfect the claim;
                  and

                           (iv) an  explanation  of the  claimant's  right  with
                  respect  to  the  claims  review   procedure  as  provided  in
                  subsection (b) of this Section.

                  (b) Claims Review. Every claimant with respect to whom a claim is denied shall, upon written notice of such denial, have the right in the period which expires sixty (60) days after receipt by the claimant of the aforesaid written notice of denial to:

                           (i) request a review of the denial of benefits by written notice delivered to the Plan Committee;

                           (ii) review pertinent documents; and

                           (iii) submit issues and comments in writing.

                  (c) Decision on Review The Plan Committee, upon receipt of a request for review submitted by the claimant in accordance with subsection (b), shall conduct a review of its decision, and provide the claimant with written notice of the decision reached by the Plan Committee setting forth the specific reasons for the decision and specific references to the provisions of the Plan upon which the decision on review is based. Such notice shall be delivered to the claimant not later than 60 days following the receipt of the claimant's request, or, in the event that the Plan Committee shall determine that a hearing is needed, no later than 120 days following the receipt of such request.

         The Plan Committee shall establish and consistently apply procedures hereunder.

         10.9 "Modification of Eligibility Rules" Notwithstanding anything to the contrary in the Plan, the Compensation Committee shall be authorized to modify the eligibility requirements and rescind the eligibility of any Participant if necessary to ensure that the Plans are maintained primarily for the purpose of providing additional benefits to a select group of management or highly compensated employees under ERISA.

                                   ARTICLE XI

                                   Arbitration

         11.1 "Claims Subject to Arbitration" Any controversy relating to a claim arising out of or relating to this Plan, including, but not limited to claims for benefits due under this Plan, claims for the enforcement of ERISA, claims based on the federal common law of ERISA, claims alleging discriminatory discharge under ERISA, claims based on state law, and assigned claims relating to this Plan shall be settled by arbitration in accordance with the then current Employee Benefit Claims Arbitration Rules of the American Arbitration Association (the "AAA") or any successor rules which are hereby incorporated into the Plan by this reference; provided, however, both the Company and the Participant shall have the right at any time to seek equitable relief in court without submitting the issue to arbitration.

         11.2 "Exhaustion of Plan Remedies First Required" Neither the Participant (or his beneficiary) nor the Plan may be required to submit any such claim or controversy to arbitration until the Participant (or his beneficiary) has first exhausted the Plan's internal appeals procedures set forth in Section
10.8. However, if the Participant (or his beneficiary) and the Company agree to do so, they may submit the claim or controversy to arbitration at any point during the processing of the dispute.

         11.3 "Costs of Arbitration" The Company will bear all costs of an arbitration, except that the Participant (or his beneficiary) will pay the filing fees set by the AAA and the arbitrator shall have the power to apportion among the parties expenses such as pre-hearing discovery, travel, experts' fees, accountants' fees, and attorneys' fees except as otherwise provided herein. The decision of the arbitrator shall be final and binding on all parties, and judgment on the arbitrator's award may be entered in any court of competent jurisdiction.

         11.4 "Dispute That Claim is Subject to Arbitration" If there is a dispute as to whether a claim is subject to arbitration, the arbitrator shall decide that issue. The claim must be filed with the AAA within the applicable statute of limitations period. The arbitrator shall issue a written determination sufficient to ensure consistent application of the Plan in the future.

         11.5 "The Location of Arbitration and Selection of the Arbitrators" Any arbitration will be conducted in accordance with the following provision, not withstanding the Rules of the AAA. The arbitration will take place in a neutral location within the metropolitan area in which the Participant was or is employed by the Company. The arbitrator will be selected by the Plan Committee from the attorney members of the Commercial panel of the AAA who reside in the metropolitan area where the arbitration will take place and have at least five years of ERISA experience. If an arbitrator meeting such qualifications is unavailable, the arbitrator will be selected from the attorney members of the National Panel of Employee Benefit Claims Arbitrators established by the AAA.

         11.6 "Discovery Rules in Arbitration" In any such arbitration, each party shall be entitled to discovery of any other party as provided by the Federal Rules of Civil Procedure then in effect; provided, however, that discovery shall be limited to a period of 60 days. The arbitrator may make orders and issue subpoenas as necessary. The arbitrator shall apply ERISA, as construed in the Federal Circuit in which the arbitration takes place, to the interpretation of the Plan and the Federal Arbitration Act to the interpretation of this arbitration provision.

         11.7 "Right to Stenographic Record of Proceedings" Any party has the right to arrange for a stenographic record to be made of the proceedings, and the parties shall agree which stenographic record shall be the official record. Either party may make an offer of judgment at any time in accordance with the procedures of Rule 68 (or its successor) of the Federal Rules of Civil Procedure. The existence of such an offer is not admissible in any proceeding. If the monetary award of the arbitrator to a party is less than any monetary offer to that party plus 20 percent of such offer, then that party receiving such award shall pay the other party his reasonable attorneys' fees, experts' fees. accountants' fees and other costs incurred with respect to the arbitration following the date of the offer of judgment. Such amount is to be deducted from the award prior to payment. Arbitration is the exclusive remedy for any dispute between the parties other than equitable relief which either party may seek through the court system.

                                   ARTICLE XII

                            Miscellaneous Provisions

         12.1 "No Assignment" Neither the Participant, his beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey, or hypothecate or pledge, the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

         12.2 "All Benefits Before Payment Subject to Company's Creditors" The assets from which Participant's benefits shall be paid shall at all times be subject to the claims of the creditors of the Company before payment to a Participant and a Participant shall have no right, claim or interest in any assets as to which such Participant's account is deemed to be invested or credited under the Plan.

         12.3 "Plan Amendment or Termination" The Plan may be amended, modified, or terminated by the Compensation Committee of the Company in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall reduce the value of benefits credited under the Plan prior to such amendment, modification or termination, provided such benefits remain non-forfeitable as determined by the terms of the Plan immediately prior to such amendment, modification or termination and such benefits are subject to the claims of the Company's creditors as described at
Section 12.2 hereof.

         12.4 "Benefits Under This Plan Are Additional to Other Benefits or Pay" It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment by the Company.

         12.5 "Company to Withhold Taxes" The Company shall deduct from each payment under the Plan the amount of any tax (whether federal, state or local income taxes, Social Security taxes or Medicare taxes) required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the person entitled to such distribution.

         12.6 "Distributions Not Compensation for Purposes of Any Other Plan" Distributions from a Participant's Account shall not be considered wages, salaries or compensation under any other employee benefit plan.

         12.7 "No Promise of Employment" No provision of this Plan shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of the Participant and the Company.

         12.8 "Applicable Law" To the extent state law is not preempted by ERISA, this Plan, and all its rights under it, shall be governed and construed in accordance with the laws of the State of Tennessee.

         12.9 "Binding Affects on Assigns and Successors" This Plan shall be binding upon the Company, its assigns, and any successor which shall succeed to substantially all of its assets and business through sale of assets, merger, consolidation or acquisition.

         12.10 "Titles Do Not Prevail" The titles to the Sections of this Plan are included only for ease of use and are not terms of the Plan and shall not prevail over the actual provisions of the Plan.

         12.11 "Electronic Administration" Notwithstanding anything to the contrary in the Plan, the Plan Committee may announce from time to time that Participant enrollments, Participant elections, and the any other aspect of plan administration may be made by telephonic or other electronic means rather than in paper form.

         IN WITNESS WHEREOF, the Plan has been executed on the 20th day of December 1999, but effective as of the 1st day of January, 2000.



                                                 DOLLAR GENERAL CORPORATION:

                                                 By: Cal Turner, Jr.

                                                 Its: Chairman, President and
                                                      Chief Executive Officer

ATTEST:

/s/Robert C. Layne

Robert C. Layne
Corporate Secretary